EXHIBIT 4.5


                               SECOND AMENDMENT TO
                   BAY BANCSHARES, INC. EMPLOYEE SAVINGS PLAN

            BY THIS AGREEMENT, Bay Bancshares, Inc. Employee Savings Plan (herein referred to as the "Plan") is hereby amended as follows, effective as of the dates specified herein:

1. Section 1.8, the fourth subparagraph concerning the definition of Compensation is amended effective January 1, 1997 to read as follows:

            Compensation in excess of $160,000 shall be disregarded. Such amount shall be adjusted for increases in the cost of living in accordance with Code
Section 401(a)(17), except that the dollar increase in effect on January 1 of any calendar year shall be effective for the Plan Year beginning with or within such calendar year. For any short Plan Year the Compensation limit shall be an amount equal to the Compensation limit for the calendar year in which the Plan Year begins multiplied by the ratio obtained by dividing the number of full months in the short Plan Year by twelve (12).

2. Section 1.20, concerning the definition of Fiduciary is amended effective November 1, 1998 to read as follows:

      1.20 "Fiduciary" means any person who (a) exercises any discretionary authority or discretionary control respecting management of the Plan or exercises any authority or control respecting management or disposition of its assets, (b) renders investment advice for a fee or other compensation, direct or indirect, with respect to any monies or other property of the Plan or has any authority or responsibility to do so, or (c) has any discretionary authority or discretionary responsibility in the administration of the Plan.

3. Section 1.24 is amended effective January 1, 1998, to add the following paragraph:

            For Plan Years beginning after December 31, 1997, "415 Compensation" includes amounts which are contributed by the Employer pursuant to a salary reduction agreement and which are not includible in the gross income of the Participant under Code Sections 125, 402(e)(3), 402(h)(1)(B), 403(b) or 457(b), and Employee contributions described in Code Section 414(h)(2) that are treated as Employer contributions.


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4. Section 2.2(c), concerning Powers and Responsibilities of the Employer is amended effective November 1, 1998 to read as follows:

            (c) The Employer shall establish a "funding policy and method," i.e., it shall determine whether the Plan has a short run need for liquidity (e.g., to pay benefits) or whether liquidity is a long run goals and investment growth (and stability of same) is a more current need, or shall appoint a qualified person to do so. the Employer or other Administrator as appointed pursuant to Section 2.2 shall be responsible for determining investment of the Trust Fund and in the event Participants are permitted to direct the investment of their Accounts, shall determine the investment options available to Participants.

5. Section 2.3, concerning Powers and Duties of the Administrator is amended effective November 1, 1998 to add an additional subparagraph (k) to the end thereof to read as follows:

            (k) to direct the Trustee with regard to all investments of the Trust Fund or to determine available investment options for Participants for purposes of directing investment of their individual Accounts.

6. Section 3.1, the second paragraph, is amended effective October 1, 1997 to clarify a typographical error to read as follows:

            Effective October 1, 1997, an Eligible Employee shall become a Participant as of the January 1st, April 1st, July 1st, or October 1st coinciding with or next following the date such Employee met the eligibility requirements of Section 3.1, provided said Employee was still employed as of such date (or if not employed on such date, as of the date of rehire if a 1-Year Break in Service has not occurred).

7. Section 4.2, subparagraph (i), concerning Participant's Salary Reduction Election is amended effective January 1, 1997 to read as follows:

            (i) Employer Elective Contributions made pursuant to this Section may be segregated into a separate account for each Participant in a federally insured savings account, certificate of deposit in a bank or savings and loan association, money market certificate, or other short-term debt security at the direction of the Administrator until such time as the allocations pursuant to
Section 4.4 have been made.


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8. For Plan Years beginning after December 31, 1999, Section 4.9 shall be amended to delete subparagraphs (e), (i), (j),and (k). Thereafter the remaining subparagraphs will be redesignated as (e) through (i).

9. Section 4.11, subparagraph (e) concerning Transfers from Qualified Plans is amended effective January 1, 1997 to read as follows:

            (e) The Administrator may direct that such transfers made after a Valuation date be segregated into a separate account for each Participant in a federally insured savings account, certificate of deposit in a bank or savings and loan association, money market certificate, or other short term debt security until such time as the allocations pursuant to this Plan have been made, at which time they may remain segregated or be invested as part of the general Trust Fund, to be determined by the Administrator.

10. Section 4.13, subparagraph (a), concerning Directed Investment Account is amended effective January 1, 1998 to read as follows:

            (a) Participants may, subject to a procedure established by the Administrator (the Participant Direction Procedures) and applied in a uniform nondiscriminatory manner, direct the Trustee to invest all of their accounts in specific assets, specific funds or other investments permitted under the Plan including Employer securities as described in Section 7.12. That portion of the interest of any Participant so directing will thereupon be considered a Participant's Directed Account.

11. Section 5.2, concerning Method of Valuation is amended effective January 1, 1998 to read as follows:

5.2   METHOD OF VALUATION

            In determining the fair market value of securities held in the Trust Fund which are listed on a registered stock exchange, the Administrator shall direct the Trustee to value the same at the prices they were last traded on such exchange preceding the close of business on the Valuation Date. If such securities were not traded on the Valuation Date, or if the exchange on which they are traded was not open for business on the Valuation Date, then the securities shall be valued at its bid price next preceding the close of business on the Valuation Date, which bid price shall be obtained from a registered broker or an investment banker. In determining the fair market value of assets other than securities for which trading or bid prices can be obtained, the Administrator shall employ one or more

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appraisers for that purpose and the Trustee shall be entitled to relay on the values established by such appraiser or appraisers without further inquiry.

12. Section 6.5(c)(1) is amended effective with the first Plan Year beginning after December 31, 1996, by the addition of the following paragraph:

            However, any Participant who is not a "five (5) percent owner" and who attains age 70 1/2 in or after a calendar year that begins after the later of (i) December 31, 1998, or (ii) the adoption date of this amendment and restatement, provided that the adoption date is no later than the last day of any remedial amendment period that applies to the Plan for changes under the Small Business Job Protection Act of 1996, shall have his benefits distributed in accordance with the first sentence of this subparagraph (1). Notwithstanding the foregoing, any Participant who is not a "five (5) percent owner" shall continue receiving, or, if applicable, be entitled to receive, benefit distributions or, he may elect to defer benefit distributions until the April 1st of the calendar year following the calendar year in which the Participant retires.

13. Article VII, concerning Trustee is amended in its entirety effective November 1, 1998 to read as follows:

                               ARTICLE VII
                                 TRUSTEE

7.1                   BASIC RESPONSIBILITIES OF THE TRUSTEE

            (a) The Trustee shall have the following categories of responsibilities:

            (1) Upon direction from the Employer, Administrator, Investment Manager (as appointed by the Employer or Administrator), or Participant (to the extent Participants are entitled to direct the investment of any portion or all of their Aggregate Account), the Trustee shall invest; the Trust Fund in accordance with such direction. Such investment direction shall be in writing or may be made by telephonic, electronic, or such other transmission acceptable to the Trustee;

            (2) At the direction of the Administrator, to pay benefits required under the Plan to be paid to Participants, or, in the event of their death, to their Beneficiaries or alternate payee pursuant to

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            a qualified domestic relations order as defined in the Act; and

            (3) To maintain records of receipts and disbursements and furnish to the Employer and Administrator for each Plan Year a written annual report as described in Section 7.7 and such other reports as from time to time are requested by the Employer or Administrator.

            (b) The Trustee shall have no liability with respect to the investment of the Trust Fund, but shall only be responsible to execute such investment instructions as so directed in accordance with this Article.

            (1) The Trustee shall be entitled to rely fully on the written investment instructions provided by the Employer, Administrator, Investment Manager, or Participant, as applicable, and the Trustee shall not be liable for any loss or other liability, resulting from such direction (or lack of direction) of the investment of any part of the Trust Fund.

            (2) The Trustee shall not be required to take any legal action to collect, preserve or maintain any Trust Fund property unless the Trustee has been indemnified by the Employer or Administrator, with respect to any expenses or losses to which the Trustee may be subjected by taking such action. Any property acquired by the Trustee through the enforcement or compromise of any claim the Trustee has as Trustee will become a part of the Trust Fund. The Trustee shall be responsible only for the property actually received by it hereunder.

            (3) The Trustee shall have no duty or responsibility to compute or determine any contribution to be made to the Plan by the Employer, or to bring any action or proceeding to enforce the collection of any contribution to the Plan.

            (4) The Trustee shall not be liable for any act or omission by the Trustee because of any direction of the Employer, Administrator, Investment Manager appointed by the Employer or Administrator, or their duly authorized agents or representatives; nor for any act or omission of the Employer, Administrator, Investment Manager appointed by the Employer or Administrator or

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            their duly authorized agents or representatives, except to the extent required by the Act and any other applicable state or federal law, which liability cannot be waived.

            (5) The Employer shall indemnify and hold harmless the Trustee from and against any and all loss resulting from liability to which the Trustee may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in performance of its duties under the Plan, including all court costs and other expenses reasonably incurred in the Trustee's defense, in the event the Employer fails to provide such defense. The indemnification provisions of this Section do not relieve the Trustee from any liability, to the extent that a court of competent jurisdiction from which no appeal can be taken, enters a final judgment that the actions or omissions were the result of gross negligence or willful misconduct.

            (6) The Trustee may refuse to comply with any investment direction if the Trustee, in its sole discretion, deems such direction improper by virtue of applicable law. The Trustee shall not be responsible or liable for any loss or expense which may result from the Trustee's refusal or failure to comply with such direction.

            (7) Any costs and expenses related to compliance with investment directions provided by the Participant, if applicable, shall be borne by the Participant's Directed Account, unless paid by the Employer.

            (c) If there shall be more than one Trustee, they shall act by a majority of their number, but may authorize one or more of them to sign papers on their behalf.

7.2   INVESTMENT POWERS AND DUTIES OF THE TRUSTEE

            (a) Subject to the investment direction provided to the Trustee in accordance with this Article, the Trustee shall invest and reinvest the Trust Fund to keep the Trust Fund invested without distinction between principal and income and in such securities or property, real or personal, wherever situated, at the written direction of the Employer, Administrator, Investment Manager appointed by the Employer or Administrator or the investment direction of a

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      Participant if permitted by the Administrator, including, but not limited to, stocks, common or preferred, bonds and other evidences of indebtedness or ownership, and real estate or any interest therein. Investments shall be limited to property of such character as permitted under applicable law and regulation for the Trust Fund.

            (b) The Trustee may employ a bank or trust company pursuant to the terms of its usual and customary bank agency agreement, under which the duties of such bank or trust company shall be of a custodial, clerical and record-keeping nature.

            (c) Subject to the investment direction provided to the Trustee in accordance with this Article, the Trustee may from time to time invest any portion or all of the Trust Fund in a common, collective, pooled trust fund or money market fund maintained by any corporate Trustee, and such part of the Trust Fund so invested shall be subject to all the terms and provisions of the common, collective, pooled trust fund or money market fund which contemplate the commingling for investment purposes of such trust assets with trust assets of other qualified plans.

            (d) In the event insurance on the live of Participants may be purchased under the Plan, the Trustee, at the direction of the Administrator, shall apply for, own, and pay premiums on such Contracts. If a life insurance Policy is to be purchased for a Participant, the aggregate premium for ordinary life insurance for each Participant must be less than 50% of the aggregate of the contributions and Forfeitures to the credit of the Participant at any particular time. If term insurance is purchased with such contributions, the aggregate premium must be less than 25% of the aggregate contributions and Forfeitures allocated to a Participant's Combined Account. If both term insurance and ordinary life insurance are purchased with such contributions, the amount expended for term insurance plus one-half (1/2) of the premium for ordinary life insurance may not in the aggregate exceed 25% of the aggregate contributions and Forfeitures allocated to a Participant's Combined Account. The Trustee must convert the entire value of the life insurance Contracts at or before retirement into cash or provide for a periodic income so that no portion of such value may be used to continue life insurance protection beyond retirement, or distribute the Contracts to the Participant. In the event of any conflict between the terms of this Plan and the terms of any insurance

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      Contract purchased hereunder, the Plan provisions shall control.

7.3                   OTHER POWERS OF THE TRUSTEE

            Subject to the investment direction provided to the Trustee in accordance with this Article, the Trustee, in addition to all powers and authorities under common law, statutory authority, including the Act, and other provisions of the Plan, shall have the following powers and authority:

            (a) To purchase, or subscribe for, any securities or other property and to retain the same;

            (b) To sell, exchange, convey, transfer, grant options to purchase, or otherwise dispose of any securities or other property held by the Trustee, by private contract or at public auction. No person dealing with the Trustee shall be bound to see to the application of the purchase money or to inquire into the validity, expediency, or propriety of any such sale or other disposition, with or without advertisement;

            (c) Upon the written direction of the Administrator or an Investment Manager, to vote any stocks, bonds, or other securities including qualifying employer securities; to give general or special proxies or powers of attorney with or without power of substitution; to exercise any conversion privileges, subscription rights or other options, and to make any payments incidental thereto; to oppose, or to consent to, or otherwise participate in, corporate reorganizations or other changes affecting corporate securities, and to delegate powers, and to pay any assessments or charges in connection therewith; and generally to exercise any of the powers of an owner with respect to stocks, bonds, securities, or other property;

            (d) To cause any securities or other property to be registered in the Trustee's own name or in the name of one or more of the Trustee's nominees, and to hold any investments in bearer form, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust Fund;

            (e) To borrow or raise money for the purposes of the Plan in such amount, and upon such terms and conditions as the Administrator shall deem advisable; and for any sum so borrowed, to issue a promissory note as Trustee, and to secure the repayment thereof by pledging all, or any part, of the Trust Fund; and no

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      person lending money to the Trustee shall be bound to see to the application of the money lent or to inquire into the validity, expediency, or propriety of any borrowing;

            (f) To keep such portion of the Trust Fund in cash or cash balances as the Administrator may, from time to time, deem to be in the best interests of the Plan, without liability for interest thereon;

            (g) To make, execute, acknowledge, and deliver any and all documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted;

            (h) To settle, compromise, or submit to arbitration any claims, debts, or damages due or owing to or from the Plan, to commence or defend suits or legal or administrative proceedings, and to represent the Plan in all suits and legal and administrative proceedings;

            (i) At its sole discretion, the Trustee may employ suitable agents and counsel with respect to any matter regarding the Plan and the Trustees duties or responsibilities hereunder and to pay their reasonable expenses and compensation from the Trust Fund to the extent such expenses are not paid by the Employer, and such agent or counsel may or may not be agent or counsel for the Employer;

            (j) To apply for and procure from responsible insurance companies, to be selected by the Administrator, as an investment of the Trust Fund such annuity, or other Contracts (on the life of any Participant) as the Administrator shall deem proper; to exercise, at any time or from time to time, whatever rights and privileges may be granted under such annuity, or other Contracts; to collect, receive, and settle for the proceeds of all such annuity or other Contracts as and when entitled to do so under the provisions thereof;

            (k) To invest in Treasury Bills and other forms of United States government obligations;

            (l) To invest in shares of investment companies registered under the Investment Company Act of 1940;

            (m) To sell, purchase and acquire put or call options if the options are traded on and purchased through a national securities exchange registered under

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      the Securities Exchange Act of 1934, as amended, or, if the options are not traded on a national securities exchange, are guaranteed by a member firm of the New York Stock Exchange;

            (n) To deposit monies in federally insured savings accounts or certificates of deposit in banks or savings and loan associations;

            (o) To do all such acts and exercise all such rights and privileges, although not specifically mentioned herein, as the Trustee may deem necessary to carry out the purposes of the Plan.

7.4                   LOANS TO PARTICIPANTS

            (a) The Trustee at the direction of the Administrator, and pursuant to a loan program established by the Administrator, may make loans to Participants and Beneficiaries under the following circumstances: (1) loans shall be made available to all Participants and Beneficiaries on a reasonably equivalent basis; (2) loans shall not be made available to Highly Compensated Employees in an amount greater than the amount made available to other Participants and Beneficiaries; (3) loans shall bear a reasonable rate of interest; (4) loans shall be adequately secured; and
      (5) shall provide for repayment over a reasonable period of time.

            (b) Loans made pursuant to this Section (when added to the outstanding balance of all other loans made by the Plan to the Participant) shall be limited to the lesser of:

            (1) $50,000 reduced by the excess (if any) of the highest outstanding balance of loans from the Plan to the Participant during the one year period ending on the day before the date on which such loan is made, over the outstanding balance of loans from the Plan to the Participant on the date on which such loan was made, or

            (2) one-half (1/2) of the present value of the non-forfeitable accrued benefit of the Participant under the Plan.

                  For purposes of this limit, all plans of the Employer shall be considered one plan.

            (c) Loans shall provide for level amortization with payments to be made not less frequently than

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      quarterly over a period not to exceed five (5) years. However, loans used to acquire any dwelling unit which, within a reasonable time, is to be used (determined at the time the loan is made) as a principal residence of the Participant, shall provide for periodic repayment over a reasonable period of time that may exceed five (5) years. For this purpose, a principal residence has the same meaning as a principal residence under Code Section 1034. Loan repayments will be suspended under this Plan as permitted under Code Section 414(u)(4).

            (d) Any loans granted or renewed on or after the last day of the first Plan Year beginning after December 31, 1988 shall be made pursuant to a Participant loan program. Such loan program shall be established in writing and must include, but need not be limited to, the following:

            (1) the identity of the person or positions authorized to administer the Participant loan program;

            (2) a procedure for applying for loans;

            (3) the basis on which loans will be approved or denied;

            (4) limitations, if any, on the types and amounts of loans offered;

            (5) the procedure under the program for determining a reasonable rate of interest;

            (6) the types of collateral which may secure a Participant loan; and

            (7) the events constituting default and the steps that will be taken to preserve the Trust Fund.

                  Such Participant loan program shall be contained in a separate written document which, when properly executed, is hereby incorporated by reference and made a part of the Plan. Furthermore, such Participant loan program may be modified or amended by the Administrator in writing from time to time without the necessity of amending this Section.

7.5                   DUTIES OF THE TRUSTEE REGARDING PAYMENTS

            At the direction of the Administrator, the Trustee shall, from time to time, in accordance with the terms of the Plan, make payments out of the Trust Fund. The Trustee

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shall not be responsible in any way for the application of such payments.

7.6                   TRUSTEE'S COMPENSATION AND EXPENSES AND TAXES

            The Trustee shall be paid such reasonable compensation as shall from time to time be agreed upon in writing by the Employer or Administrator and the Trustee. An individual serving as Trustee who already receives full-time pay from the Employer shall not receive compensation from the Plan. In addition, the Trustee shall be reimbursed for any reasonable expenses, including reasonable counsel fees incurred by it as Trustee. Such compensation and expenses shall be paid from the Trust Fund unless paid by the Employer. All taxes of any kind and all kinds whatsoever that may be levied or assessed under existing or future laws upon, or in respect of, the Trust Fund or the income thereof, shall be paid from the Trust Fund.

7.7                   ANNUAL REPORT OF THE TRUSTEE

            Within a reasonable period of time after the later of the Anniversary Date or receipt of the Employer contribution for each Plan Year, the Trustee shall furnish to the Employer and Administrator a written statement of account with respect to the Plan Year for which such contribution was made setting forth:

            (a)   the net income, or loss, of the Trust Fund;

            (b) the gains, or losses, realized by the Trust Fund upon sales or other disposition of the assets;

            (c) the increase, or decrease, in the value of the Trust Fund;

            (d) all payments and distributions made from the Trust Fund; and

            (e) such further information as the Trustee or Administrator may from time to time deem appropriate. The Employer and Administrator, upon receipt of such Trustee's statement, shall advise the Trustee of its approval or disapproval thereof. Failure by the Employer or Administrator to disapprove of any such statement of account within thirty (30) days after its receipt thereof shall be deemed an approval thereof. The approval by the Employer and Administrator of any statement of account shall be binding as to all matters embraced therein as between the Employer, Administrator and the Trustee to the same extent as if the account of the Trustee had been settled by judgment or decree in

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      an action for a judicial settlement of its account in a court of competent jurisdiction in which the Trustee, the Employer, Administrator and all persons having or claiming an interest in the Plan were parties; provided, however, that nothing herein contained shall deprive the Trustee of its right to have its accounts judicially settled if the Trustee so desires.

7.8                   AUDIT

            (a) If an audit of the Plan's records shall be required by the Act and the regulations thereunder for any Plan Year, the Administrator shall engage an independent qualified public accountant for that purpose. Such accountant shall, after an audit of the books and records of the Plan in accordance with generally accepted auditing standards, within a reasonable period after the close of the Plan Year, furnish to the Administrator and the Trustee an audit report setting forth an opinion as to whether any statements, schedules or lists that are required by Act Section 103 or the Secretary of Labor to be filed with the Plan's annual report, are presented fairly in conformity with generally accepted accounting principles applied consistently. All auditing and accounting fees shall be an expense of and may, at the election of the Administrator, be paid from the Trust Fund.

            (b) If some or all of the information necessary to enable the Administrator to comply with Act Section 103 is maintained by a bank, insurance company, or similar institution, regulated and supervised and subject to periodic examination by a state or federal agency, it shall transmit and certify the accuracy of that information to the Administrator as provided in Act Section 103(b) within one hundred twenty (120) days after the end of the Plan Year or by such other date as may be prescribed under regulations of the Secretary of Labor.

7.9                   RESIGNATION, REMOVAL AND SUCCESSION OF TRUSTEE

            (a) The Trustee may resign at any time by delivering to the Employer a written notice of resignation, at least thirty (30) days before its effective date, unless a shorter period of notice is agreed to by the Employer.

            (b) The Employer may remove the Trustee by delivering to the Trustee a written notice of removal at least thirty (30) days before its effective date,

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      unless a shorter period of notice is agreed to by the Trustee.

            (c) Upon the death, resignation, incapacity, or removal of any Trustee, a successor shall be appointed by the Employer; and such successor, upon accepting such appointment in writing and delivering same to the Employer, shall, without further act, become vested with all the estate, rights, powers, discretions, and duties of his predecessor with like respect as if he were originally named as a Trustee herein. Until such a successor is appointed, the remaining Trustee or Trustees shall have full authority to act under the terms of the Plan.

            (d) The Employer may designate one or more successor trustees prior to the death, resignation, incapacity, or removal of a Trustee. In the event a successor is so designated by the Employer and accepts such designation, the successor shall, without further act, become vested with all the estate, rights, powers, discretions, and duties of his predecessor with the like effect as if originally named as Trustee herein immediately upon the death, resignation, incapacity, or removal of the predecessor trustee.

            (e) Whenever any Trustee hereunder ceases to serve as such, the Trustee shall furnish to the Employer and Administrator a written statement of account with respect to the portion of the Plan Year during which it served as Trustee. This statement shall be either (i) included as part of the annual statement of account for the Plan Year required under
      Section 7.7 or (ii) set forth in a special statement. Any such special statement of account should be rendered to the Employer and Administrator no later than the due date of the annual statement of account for the Plan Year. The procedures set forth in Section 7.7 for the approval by the Employer and Administrator of annual statements of account shall apply to any special statement of account rendered hereunder and approval by the Employer and Administrator of any such special statement in the manner provided in Section 7.7 shall have the same effect upon the statement as the Employer's and Administrator's approval of an annual statement of account. No successor to the Trustee shall have any duty or responsibility to investigate the acts or transactions of any predecessor who has rendered all statements of account required by Section 7.7 and this subparagraph.


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7.10                  TRANSFER OF INTEREST

            Notwithstanding any other provision contained in this Plan, the Trustee at the direction of the Administrator shall transfer the Vested interest, if any, of such Participant in his account to another trust forming part of a pension, profit sharing or stock bonus plan maintained by such Participant's new employer and represented by said employer in writing as meeting the requirements of Code Section 401(a), provided that the trust to which such transfers are made permits the transfer to be made.

7.11                  DIRECT ROLLOVER

            (a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Section, a distributee may elect, at the time and in the manner prescribed by the Administrator, to have any portion of an eligible rollover distribution which satisfies such minimum dollar amount requirements as imposed by law or regulation paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

            (b) For purposes of this Section the following definitions shall apply:

            (1) An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under Code Section 401(a)(9); the portion of any other distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities); and any other distribution that is reasonably expected to total less than $200 during a year.

            (2) An eligible retirement plan is an individual retirement account described in Code Section 408(a), an individual retirement annuity described in Code Section 408(b), an annuity plan

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
            described in Code Section 403(a), or a qualified trust described in Code Section 401(a), that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

            (3) A distributee includes an Employee or former Employee. In addition, the Employee's or former Employee's surviving spouse and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code Section 414(p), are distributees with regard to the interest of the spouse or former spouse.

            (4) A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

7.12                  EMPLOYER SECURITIES AND REAL PROPERTY

            The Trustee shall at the written direction of the Employer, Administrator, or as may be directed from time to time by Participants, acquire and hold "qualifying Employer securities" and "qualifying Employer real property," as those terms are defined in the Act, and such acquisition and holding of Employer securities may be up to one-hundred (100%) of the fair market value of the Trust Fund.

14. Section 10.12 concerning Named Fiduciaries and Allocation of Responsibility is amended effective November 1, 1998 in its entirety to read as follows:

10.12 NAMED FIDUCIARIES AND ALLOCATION OF RESPONSIBILITY

            The "named Fiduciaries" of this Plan are the Employer and the Administrator. The named Fiduciaries shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under the Plan or as accepted by or assigned to them pursuant to any procedure provided under the Plan, including but not limited to any agreement allocating or delegating their responsibilities, the terms of which are incorporated herein by reference. In general, unless otherwise indicated herein or pursuant to such agreements, the Employer shall have the duties specified in Article II hereof, as the same may be allocated or delegated thereunder, including but not limited to the responsibility for making the contributions provided for under Section 4.1; and shall have the authority to

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
appoint and remove the Trustee and Administrator; to formulate the Plan's "funding policy and method"; and to amend or terminate, in whole or in part, the Plan. The Administrator shall have the responsibility for the administration of the Plan, including but not limited to the items specified in Article II of the Plan, as the same may be allocated or delegated thereunder.

            The Trustee hereunder shall be a directed, nondiscretionary trustee and shall act with regard to investment, liquidation, and reinvestment of the Trust Fund only upon written direction of the Employer, Administrator, Investment Manager, or individual participants who under the terms of the Plan may from time to time be given the authority to direct investment of their Accounts.

            Each named Fiduciary warrants that any directions given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan, authorizing or providing for such direction, information or action. Furthermore, each named Fiduciary and the Trustee may rely upon any such direction, information or action of a named Fiduciary as being proper under the Plan, and is not required under the Plan to inquire into the propriety of any such direction, information or action.

            It is intended under the Plan that each named Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan as specified or allocated herein. No named Fiduciary nor the Trustee shall guarantee the Trust Fund in any manner against investment loss or depreciation in asset value. Any person or group may serve in more than one Fiduciary capacity. In the furtherance of their responsibilities hereunder, the "named Fiduciaries" shall be empowered to interpret the Plan and Trust and to resolve ambiguities, inconsistencies and omissions, which findings shall be binding, final and conclusive.

            IN WITNESS WHEREOF, this Amendment has been executed this 23rd day of February, 1999.


Signed, sealed, and delivered in the presence of:

                                    BAY BANCSHARES, INC.


                                    By: _______________________
                                          EMPLOYER


                                    ATTEST___________________


                                    BAYSHORE NATIONAL BANK


                                    By: _______________________
                                          EMPLOYER


                                    ATTEST: ____________________


Accepted by the Trustee on this the _____ Day of ____________, 1998.

                                    American Industries Trust
                                    Company


                                    By: _______________________
                                          Stephen S. Hand,
                                          President


                                    ATTEST: ____________________



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